                                                                 Exhibit (a)(11)

                        SUPPLEMENT DATED JUNE 12, 2001
                    TO OFFER TO EXCHANGE DATED MAY 22, 2001

                       ASPECT COMMUNICATIONS CORPORATION

        OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS UNDER THE ASPECT
          TELECOMMUNICATIONS CORPORATION 1989 STOCK OPTION PLAN, THE
               VOICETEK CORPORATION 1992 EQUITY INCENTIVE PLAN,
            THE VOICETEK CORPORATION 1996 EQUITY INCENTIVE PLAN AND
           THE ASPECT COMMUNICATIONS CORPORATION 1996 EMPLOYEE STOCK
                           OPTION PLAN, AS AMENDED,
          TO PURCHASE COMMON STOCK, PAR VALUE $0.01 PER SHARE FOR NEW
           OPTIONS UNDER THE ASPECT COMMUNICATIONS CORPORATION 1996
                    EMPLOYEE STOCK OPTION PLAN, AS AMENDED

--------------------------------------------------------------------------------

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE
                    AT 11:59, PACIFIC TIME ON JUNE 19, 2001
                         UNLESS THE OFFER IS EXTENDED.

--------------------------------------------------------------------------------


                            INTRODUCTORY STATEMENT

     The following information amends and supplements our offer to exchange dated May 22, 2001 (the "Offer to Exchange"). Pursuant to this supplement, we are providing summary financial information that was contained in the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on May 22, 2001. This supplement does not alter the terms and conditions previously set forth in the Offer to Exchange and should be read in conjunction with the Offer to Exchange.

     This supplement is being transmitted to you via electronic mail. Hard copies of this supplement and other information concerning the Offer to Exchange or Aspect Communications Corporation (the "Company") may be obtained by contacting the Company at 1310 Ridder Park Drive, San Jose, California 95131,
Attn: Stock Administration, phone number (408) 325-2200.

     Financial Information. The following tables set forth selected financial and operating data of Aspect. The summarized financial information has been derived from the financial statements included in our Annual Financial Reports for the fiscal years ended December 31, 2000, 1999 and 1998 and our Quarterly Reports for the three months ended March 31, 2001 and March 31, 2000. The information presented below should be read together with our financial statements and related notes. We have presented the following data in thousands, except per share amounts.

                                                               March 31                            December 31
                                                            -------------   ----------------------------------------------------
(c)  Summary information                                        2001               2000               1999              1998
(1)  Summarized financial information

     Current assets                                          $302,552           $363,066           $450,054          $362,665
     Noncurrent assets                                        272,685            272,432            186,158           197,994
     Current liabilities                                      156,360            174,686            136,792           104,488
     Noncurrent liabilities                                   181,367            177,287            168,221           158,014



                                                  Three months Ended
                                                       March 31                            Years Ended December 31
                                             ---------------------------    ---------------------------------------------------
                                               2001              2000          2000               1999               1998
           Net revenues                    $ 114,533         $  144,423      $ 590,521           $ 489,112          $512,316
           Gross margin                       52,695             74,801        306,296             245,943           284,132
           Income (loss) from operations     (45,940)            (7,362)       (43,539)            (39,997)           56,238
           Net income (loss)                 (46,231)            (4,447)       (35,321)            (28,851)           32,490


(2)        Earnings (loss) per share
            from continuing operations:
           Basic                           $   (0.90)        $   (0.09)      $ (0.69)            $ (0.60)          $   0.64
           Diluted                             (0.90)            (0.09)        (0.69)              (0.60)              0.61

(3)        Earnings (loss) per share:
           Basic                           $   (0.90)        $   (0.09)      $ (0.69)            $ (0.60)          $   0.64
           Diluted                             (0.90)            (0.09)        (0.69)              (0.60)              0.61

(4)        Ratio of earnings to
           fixed charges(a)                      NA                NA            NA                  NA            $    8.61

(5)        Book value per share(b)         $    4.60                         $   5.55            $   6.70          $    6.05

(6)        Not applicable.

       (a) Ratio of earnings to fixed charges is computed by dividing fixed charges into earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest, amortization of original issue discount and debt issuance costs, as applicable) and the estimated portion of operating lease rental expense which represents the interest factor (deemed to be one-third of lease payments). For the three months ended March 31, 2001 and 2000 and the years ended December 31, 2000 and 1999, there was a deficiency of earnings available to cover fixed charges amounting to $46.2 million, $3.2 million, $22.6 million and $41.2 million, respectively.

        (b) Book value per share is computed by dividing total common shareholders' equity by the actual common shares outstanding as of the date indicated.

     The financial information included in our Annual Financial Report to Shareholders for the fiscal year ended December 31, 2000 is attached as an appendix to the Company's 2001 Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders of Aspect Communications Corporation held on May 16, 2001, as filed with the SEC on April 2, 2001, F-14 through F-34; our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001, as filed with the SEC on May 14, 2001, particularly pages 3 through 8, is hereby incorporated by reference. See "Section 16--Additional Information" of the Offer to Exchange for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

                                       5